Exhibit 99.2

June 3, 2016

SunLink Healthcare Professional Property, LLC

Southern Health Corporation of Ellijay, Inc.

900 Circle 75 Parkway

Suite 1120

Atlanta, GA 30339

Attn.: Mr. Robert M. Thornton, Jr.

Dear Sirs:

Piedmont Mountainside Hospital, Inc. (“Piedmont”), SunLink Healthcare Professional Property, LLC (“SunLink Property”) and Southern Health Corporation of Ellijay, Inc. (“Southern Health”) (SunLink Property and Southern Health being referred to collectively as “Lessors”) desire to enter into this Letter Agreement (“Agreement”) to memorialize their mutual understanding of the terms and structure of a transaction (the “Transaction”) between Piedmont and Lessors pursuant to which Piedmont will (i) lease from Southern Health certain clinical and non-clinical space within the North Georgia Medical Center (“NGMC”) acute care hospital facility (the “Hospital”) located at 1362 South Main Street, Ellijay, Georgia, (ii) lease from SunLink Property a medical office building and ancillary buildings located at 822, 824, and 826 Industrial Boulevard, Ellijay, Georgia as more fully described below.

1.	Lease of Space within the Hospital Facility.

a.	Leased Premises. Piedmont will lease from Southern Health pursuant to a written lease agreement (the “ED Lease”) certain space located in the Hospital building consisting of approximately 12,922 sq. ft. of space presently used by NGMC for (i) the operation of the Hospital’s emergency department, (ii) the operation of the Hospital’s radiology department, and (iii) additional unused and vacant space (collectively, the “Hospital Leased Premises”).

b.	Equipment. Piedmont may, at its option, purchase some or all of the equipment associated with the Hospital Leased Premises for the fair market value of such equipment, as determined by the parties.

c.

Operation of Leased Premises as an Outpatient Department of Piedmont Mountainside Hospital. The parties acknowledge and agree that it is the intent of Piedmont to provide outpatient services in the Hospital Leased Premises as a “hospital-based” service under the hospital license of Piedmont Mountainside Hospital. In connection with the foregoing, Piedmont filed a request for a Letter of Determination (the “Determination Request”) with the Georgia Department of Community Health (“DCH”) to provide clinical services in the Hospital Leased Premises, including the operation of an emergency department, as an outpatient department under the hospital license of Piedmont Mountainside Hospital and Southern Health joined in that request. By letter dated May 24, 2016, DCH made a favorable determination satisfactory to Piedmont in response to the Determination Request. That Determination did not add the Leased Premises to the license of Piedmont Mountainside, however.

d.	Base Rent and Support Rent. During the “Initial Term” of the ED Lease (as defined below) Piedmont will pay Southern Health base rent for the Hospital Leased Premises in the initial amount of $99,594 per lease year or $8,299.50 per month (“Base Rent”), with annual increases of 3%. In addition to the Base Rent, Piedmont will pay Southern Health support rent in the first year of the Initial Term in the amount of $135,092 per lease year or $11,258 per month (i.e., at the rate of $10.4544 per sq. ft.), which amount will be recalculated and adjusted annually.

e.	Lease Term and Termination. The initial term of the ED Lease will run for sixty (60) months (the “Initial Term”); provided, however, that Piedmont will have the right to terminate the ED Lease as of the first day of any Lease Year by paying to Southern Health the remainder of the Base Rent that would otherwise have been payable by Piedmont as further set forth in Section 3.2 of Exhibit A, attached. Notwithstanding anything to the contrary in the foregoing, in the event that the Determination Request is appealed and the parties elect to execute the ED Lease notwithstanding such appeal, then, if, after every level of administrative and judicial review provided for by Georgia law, the Determination Request is ultimately denied, then the ED Lease will terminate thirty (30) days after receipt of notice of such denial. The commencement date of the Initial Term will be at 12:01 AM on the first day of the first month that begins after the later of i) July 23, 2016; or (ii) 30 days after the Department of Community Health Licensure Division approves Lessee’s request to add the Leased Premises to its hospital license.

f.	Additional Lease Terms and Conditions. The remaining terms and conditions of the ED Lease are reflected in the form of Lease attached as Exhibit A, which incorporates all material and agreed upon terms and conditions of the ED Lease

g.	Nursing Home Patients. The parties acknowledge that Southern Health owns and operates a hospital-based skilled nursing facility, in addition to the Hospital. Upon or before the closing of the Transaction (i.e., upon or before ED Lease commencement), Southern Health will cease to operate the Hospital and will surrender the Hospital license. Southern Health will continue to operate the nursing home and will retain the nursing home license. The parties will agree upon and execute a transfer agreement to ensure that nursing home residents will continue to have access to the emergency medical services provided by Piedmont in the Hospital Leased Premises and to Piedmont’s main hospital campus.

h.	Appeal of Determination Request. The parties acknowledge that DCH approved the Determination Request on May 24, 2016. In the event that such approval is appealed by a third party on or before June 23, 2016, and such appeal is not resolved favorably to Piedmont and Southern Health by September 30, 2016, then Southern Health shall lease space in the Hospital building consisting of the Hospital’s emergency department space, space containing a definite number of short stay acute care beds of the Hospital, and other necessary clinical and non-clinical space in the Hospital to support those beds, as determined by Piedmont in its sole discretion. Piedmont and Southern Health shall enter into a short-term lease (the “Hospital Lease”) with respect to the space described herein, which will provide for the payment of Base Rent and Support Rent at the per square foot rates described in Section 1.d., above, and otherwise containing terms that are consistent with the terms of the ED Lease described herein and in Exhibit A. Piedmont will submit an application to DCH for a permit (the “License”) to operate as a Rural Free Standing Emergency Department pursuant to DCH Rule 111-8-40-.39. Upon the issuance of the License by DCH, the Hospital Lease shall be terminated by the parties, and the parties shall contemporaneously enter into the ED Lease; or, in the alternative, the Hospital Lease shall be amended as necessary to conform the terms of such Hospital Lease, as closely as possible, to the terms of the ED Lease described herein and in Exhibit A and to otherwise conform the financial rights, responsibilities and obligations of the parties under the Hospital Lease to the financial rights, responsibilities and obligations of the parties under the ED Lease. Notwithstanding anything to the contrary above, if the Determination Request is appealed, Piedmont, at its sole discretion, may also elect to proceed to seek to add the Leased Premises to its license at Piedmont Mountainside and subject to such licensure to enter into the ED Lease and MOB Lease pursuant to the terms of this Agreement as if there had been no such appeal.

i.	As a condition precedent to entering into the ED Lease, SunLink shall submit a notification to DCH by June 1, 2016 notifying DCH of SunLink’s intent to close the inpatient beds at NGMC.

2.	Lease of the Medical Office Building and Other Space.

a.	Lease of MOB and Other Space. Promptly after execution of this Agreement, Piedmont will enter into a Lease with SunLink Property for the lease of a medical office building (“MOB”) and ancillary buildings (which include space currently used as a community center and as storage space) consisting of approximately 47,000 sq. ft. of space in the aggregate located at 822, 824, and 826 Ellijay, Georgia (the “MOB Lease”), on the terms and conditions set forth in the form of lease attached as Exhibit B, attached.

b.	Lease Term. The initial term of the MOB Lease shall commence on July 1, 2016 and shall run for ten (10) years, with an option in favor of Piedmont to renew the term for up to two (2) five (5) year terms.

c.	Rent. Piedmont will pay SunLink Property base rent under the MOB Lease at an initial rate of $353,616 per lease year or $29,468 per month, with annual increases of three percent (3%).

d.	Reimbursement of Expenses. Upon the Commencement Date of the MOB Lease, Piedmont will pay to Southern Health a total of $275,000 as reimbursement of expenses incurred by Southern Health and SunLink Property in connection with the negotiation and consummation of the Transaction and the fulfillment of their obligations and covenants hereunder specifically including, but not limited to, the execution and delivery by Southern Health of the ED Lease and the execution and delivery by SunLink Property of the MOB Lease.

3.	NGMC Physicians. Piedmont, through one or more of its affiliates, will assume the obligations of Southern Health under the contracts of all physicians who are currently employed by Southern Health.

4.	Term of Agreement. This Agreement shall terminate upon the earlier of (i) the issuance of the License and the commencement of the ED Lease; or (ii) the issuance of the License and the effective date of the amendment to the Hospital Lease, as provided in Section 1.b., above.

5.	Exclusivity. In consideration of the expenditure of time, effort, and expense to be undertaken by Piedmont immediately upon Lessors’ execution and delivery of this Agreement, Lessors hereby agree that until the termination of this Agreement as provided above, Lessors will not, nor will Lessors permit any of their respective subsidiaries, affiliates, or agents (or authorize any of their respective representatives) to accept any offer from any person for Lessors or any of their respective subsidiaries or affiliates to (a) to engage in any Business Combination (as defined below) or (b) to enter into any agreement for any Business Combination; or (c) engage in any Transaction with a third party other than Piedmont or its affiliates. For purposes hereof, “Business Combination” means any merger, consolidation, affiliation or combination to which Lessors or any of their respective subsidiaries are a party resulting in a change of control, any sale or transfer of a majority of voting capital stock or other equity or control interest of Lessors, or any sale, dividend or other disposition of the assets and properties of Lessors which are the subject of the Transaction. Piedmont and Lessors agree that money damages would not be a sufficient remedy for any breach of any provision of this Section 5 hereof, and that in addition to all other remedies which Piedmont may have, Piedmont will be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by Piedmont or Lessors in exercising any right, power or privilege under this Agreement, at law or in equity, will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder at law or in equity.

6.

Commitment Regarding Leases. The parties acknowledge and agree that the terms of the ED Lease and MOB Lease, the forms of which are attached as Exhibit A and Exhibit B, and the Hospital Lease described herein, constitute all of the material terms and conditions of each such Lease; and, each of the parties covenants to cooperate in the drafting, finalization, execution and delivery of each such Lease prior to the commencement date of such Lease. Each of the parties further acknowledges and agrees that, in the event a party breaches or is in default of the covenants set forth herein, monetary damages would not be a sufficient remedy to compensate the non-breaching party for harm caused by such breach or default and, in such case, in addition to all other remedies that the non-breaching party may have, the non-breaching party may assert equitable relief in connection with such breach or default, such equitable remedies to include, but not be limited to, specific performance. The failure by the non-breaching party to assert or exercise any right, power or privilege available to such party hereunder, at law or in equity will not operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any right, power or privilege hereunder, at law or in equity.

7.	Miscellaneous.

a.	No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and not for the benefit of any other person or entity.

b.	Entire Agreement. This Agreement, upon execution, contains the entire understanding between the parties with respect to the subject matter of the Transactions described in this Agreement. This Agreement may be amended only by a written instrument executed by each party. This Agreement cannot be assigned by any party without the prior written consent of the other party.

c.	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Georgia. Exclusive jurisdiction of any legal action or proceeding brought by either party against the other hereunder or in connection with the Transaction shall be in the state or federal courts sitting in either Fulton or Cobb Counties, Georgia.

d.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute one and the same instrument.

[Signatures on next page]

The parties have duly executed this Agreement as of the dates set forth below, with this Agreement to be effective as of the latest date executed by any of the parties as shown below.

PIEDMONT: Piedmont Mountainside Hospital, Inc.

By:
Title:
Date:

SOUTHERN HEALTH: Southern Health Corporation of Ellijay, Inc.

By:
Title:
Date:

SUNLINK PROPERTY: SunLink Healthcare Professional Property, LLC .

By:
Title:
Date:

EXHIBIT A

FORM OF ED LEASE

EXHIBIT B

FORM OF MOB LEASE